Exhibit 5.1

1735 Market Street, 51st Floor

Philadelphia, PA 19103-7599

TEL 215.665.8500

FAX 215.864.8999

www.ballardspahr.com

September 6, 2012

Exelon Corporation

10 South Dearborn Street

P.O. Box 805379

Chicago, Illinois 60680-5379

Re:	Registration of 10,000,000 Shares of Common Stock, no par value

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Exelon Corporation, a Pennsylvania corporation (“Exelon”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 10,000,000 shares of common stock, no par value (the “Registered Shares”), of Exelon. The Registered Shares are to be registered in connection with Exelon’s Direct Stock Purchase Plan (the “Plan”).

In rendering our opinion, we have reviewed and relied upon such certificates, documents, corporate records, other instruments and representations of officers of Exelon as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

Based on the foregoing, we are of the opinion that the Registered Shares to be issued in connection with the Plan have been duly authorized and, when duly executed, delivered and issued in accordance with the respective terms of the Plan, will be legally issued, fully paid and nonassessable.

We express no opinion as to the law of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America. We do not find it necessary for the purposes of the opinions set forth in this opinion letter, and accordingly do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various jurisdictions (other than the federal laws of the United States of America) to the issuance of the Registered Shares.

We consent to the filing of this opinion as an Exhibit 5 to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. This opinion is not to be used, circulated, quoted, referred to or relied upon by any other person or for any other purpose without our prior written consent.

Exelon Corporation

September 6, 2012

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. We do not undertake to advise you or anyone else of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention.

Very truly yours,

/s/ Ballard Spahr LLP